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                                                           EXHIBIT 99.11


                     CONSENT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors of G.T. Global Investment Portfolios, Inc.:


      GT Global Dollar Fund


We consent to the inclusion in Post Effective Amendment No. 22 to the Registration Statement of G.T. Investment Portfolios, Inc. on Form N-1A (File No. 811-03297) of our report dated February 14, 1997 on our audit of the financial statements and financial highlights of the above referenced fund which is included in the Annual Report to Shareholders for the year ended December 31, 1996 which is included in the Post Effective Amendment to the Registration Statement.

We also consent to the reference to our Firm under the caption "Independent Accountants."


                                      /s/   COOPERS & LYBRAND L.L.P.

                                            COOPERS & LYBRAND L.L.P.

Boston, Massachusetts
April 22, 1997